Exhibit 10.2
BuzzFeed Adviser Agreement

This agreement (the "Agreement") is made effective as of April 6, 2023 (the “Effective Date”) by and between BuzzFeed, Inc. (the "Company") and Joan Amble (the "Adviser").

WHEREAS, the Company desires to obtain the advice, counsel and services of the Adviser;

WHEREAS, the Company would like to engage the Adviser as an independent contractor to act as an consultant to the Company after her service as a member of the Board of Directors has concluded on May 31, 2023, and the Adviser is willing to provide advice and services to the Company on the terms and conditions set forth in this Agreement;

WHEREAS, the services provided hereunder by the Adviser, which are to be furnished after her service as a Director has concluded, are independent of and distinct from her duties as a member of the Board of Directors of the Company, including that they shall post-date her tenure as a Director; and

WHEREAS, the Adviser is compensated in accordance with the Non-Employee Director Compensation Policy for her services as a Director of the Company;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Service as an Adviser. After her term as a Director concludes, the Adviser shall serve as an adviser to the Company on a non-exclusive basis for the term of this Agreement. Adviser’s title shall be “Adviser.” The Adviser shall perform the services hereunder as an independent contractor and not as an employee, agent, joint venturer or partner of the Company. The Adviser shall have no power or authority to act for, represent or bind the Company or its affiliates in any manner whatsoever, except as may be expressly agreed on each occasion, in writing, by the Company. The Adviser agrees to take no action that expresses or implies that the Adviser has such power or authority.

2.Services. During the term of this Agreement, the Adviser will support the finance and risk activities of the Company by providing advisory services to the Chief Financial Officer, Chief Accounting Officer, Vice President of SOX Internal Controls, and Senior Director of Risk Management (collectively, the “Advisees”). Upon Company request during the term, the Adviser shall attend meetings and consult with and advise the Advisees in furthering the Company’s interests. The services to be performed by Adviser as described in this Agreement are hereinafter referred to as the “Services” and are separate and distinct from the services she provides as a Director of the Company, including that they shall post-date her tenure as a Director.

3.Term. The Services shall commence following the Adviser’s last day as member of the Board of Directors and shall continue through December 31, 2023 (the “Expiration Date”), provided that either party may terminate this Agreement at any time upon thirty (30) days written notice to the other. Notwithstanding any termination of this Agreement by the Company (other than for Cause (defined below)), the Company’s obligations under Section 4 of this Agreement shall survive. Section 4, Section 6, Section 7, and Section 8 shall survive the termination of this Agreement by either party, and/or the expiration of this Agreement. As used herein, “Cause” means (a) Adviser’s unauthorized use or disclosure of the Company’s Proprietary Information (including, without limitation, breach of Section 7 of this Agreement) and/or (b) Adviser’s non-performance of his duties hereunder subject to the Company providing prior written notice thereof to the Adviser and Adviser’s failure to cure such non-performance within 10 days of receipt of such notice.

4.Consideration. As of November 5, 2021 (“Initial Grant Date”), pursuant to the 2015 Equity Incentive Plan, Advisor, in her capacity as a Director of the Company, received an initial equity grant of restricted stock units in four tranches valued at US$250,000 (two-hundred and fifty thousand dollars and zero cents) (“Initial Equity Grant”), which, thereafter, was exchanged for a number of shares of equal value under the 2021 Equity Incentive Plan adopted in December 2021 (“2021 Plan”). The RSUs were to vest according to the underlying award agreements. In addition, pursuant to the Company’s Non-Employee Directors Compensation Policy, Adviser, in her capacity as a Director of the Company, is entitled to an annual grant of restricted stock units, valued at US$175,000 (one-hundred and seventy-five thousand dollars and zero cents) (“2022 Annual Grant”) under the 2021 Plan, with a vest date effective as of December 3, 2022, to vest in quarterly installments over one-year from the vest date.

4.1        As consideration for the Services, the Company shall cause any restricted stock units under the Initial Equity Grant or the 2022 Annual Grant that remain unvested at the time of the Expiration Date (or on such earlier date that this Agreement is terminated as described in Section 3, above) to vest in full on that date. The Adviser agrees to pay, and to hold the Company harmless with respect to, any federal, state, and local taxes applicable in connection with the acceleration of any unvested restricted stock units as described herein, and this obligation shall survive termination or expiration of this Agreement.

4.2        In addition to the furnishment of her Services hereunder, the Adviser, in consideration of the acceleration described in Section 4.1 above, for herself and for her heirs, executors, administrators, trustees, legal representatives, successors and assigns, releases and forever discharges the Company, and any and all of its past and present, predecessors, successors, parent companies and subsidiary entities, insurers, affiliates, and assigns and its and their past and present directors, officers, employees, shareholders, partners, agents, attorneys, employee benefit plans and their administrators and trustees, in their individual and official capacities (collectively, the “Released Parties”) from any and all claims, demands, causes of action, fees, liabilities and obligations of any kind whatsoever, both known and unknown, which Adviser ever had, now has, or may have against any of the Released Parties by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter, up to and including the date of this Agreement’s execution by the parties, that lawfully may be released by private agreement; provided, however, that this shall not obviate the Company’s obligations to indemnify the Adviser from third-party claims under its Bylaws, Articles of Incorporation, or the December 3, 2021 Indemnity Agreement between the Company and the Adviser, to the extent that those third-party claims arise out of or relate to her actions or omissions as a Director of the Company.

5.Expenses. The Company agrees to reimburse Adviser promptly for reasonable, documented, out- of-pocket expenses incurred solely in connection with Adviser's performance of the Services; provided that Adviser shall not incur any expense in excess of US$1,000.00 without the prior written approval of the Company. Adviser shall incur any expenses and provide appropriate written documentation of all expenses in accordance with Company’s Travel and Expense policy.

6.Indemnification. In the performance of Services under this Agreement, the Adviser is obligated to act only in good faith, and shall not be liable to the Company for errors in judgment that are not the result of gross negligence (i.e., recklessness), willful misconduct, fraud or knowingly unlawful acts. The Company agrees to indemnify and hold the Adviser harmless from and against any and all losses, claims, expenses, damages or liabilities, joint or several, to which the Adviser may become subject (including the costs of any investigation and all reasonable attorneys' fees and costs) or incurred by the Adviser, to the fullest extent lawful, in connection with any pending or threatened litigation, legal claim or proceeding arising out of or in connection with the Services rendered by the Adviser under this Agreement; provided, however, that the foregoing indemnity shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of or in connection with the Adviser's gross negligence, willful misconduct, fraud, knowingly unlawful acts or material breach this Agreement. The terms and provisions of this Section 6 shall survive termination or expiration of this Agreement.

7.Proprietary Information.

7.1    For purposes hereof, the term “Proprietary Information” shall be given its broadest possible interpretation, and shall mean and include, without limitation, all nonpublic information pertaining to with whom or how the Company, its affiliates and/or business partners conduct business.  Examples of such information include, but are not limited to: (i) information related to existing or potential projects, such as research, development, stories, sources, scripts, plots, story lines, treatments; (ii) information related to Inventions (as defined below), technical information, intellectual property, trade secrets, know-how, formulas or specifications; (iii) information related to finances, business plans, operations, purchasing, marketing, sales, negotiations, contract terms, legal disputes, personnel (including information regarding special skills and compensation), budgets or costs; (iv) non-public papers, data, records, memoranda, methods, works of authorship, compilations, or documents; (v) information disclosed in private meetings or events; and (vi) any other confidential information, written, oral or electronic, whether existing now or at some time in the future, which Adviser develops, learns or obtains during the provision of Services or that are received by or for the Company in confidence.

7.2    Adviser will hold in strict confidence and not disclose or, except as expressly authorized by an appropriate officer of the Company within the scope of the Services, use, any Proprietary Information, and will not provide such Proprietary Information to anyone outside of the Company except as authorized by the Company and after execution of a confidentiality agreement by the third party with whom Proprietary Information will be shared.  Adviser agrees not to copy any documents, records, files, media, or other resources containing any Proprietary Information, or to remove any such documents, records, files, media, or other resources from the premises or control of the Company. Adviser understands and acknowledges that her obligations under this Agreement regarding any particular Proprietary Information begin from the time Adviser receives Proprietary Information, regardless of whether Adviser received such content prior to provision of Services hereunder, and shall continue during and after the Services are completed until the Proprietary Information has become public knowledge other than as a result of an unauthorized disclosure.

7.3    Proprietary Information will not include information that is or becomes readily publicly available without restriction through no unauthorized act of Adviser or any other party, or that Adviser has discovered independently outside the scope of the Services.  Upon termination of this Agreement, Adviser will promptly return to the Company all items containing or embodying Proprietary Information (including all copies).

8.Restricted Activities.  For the purposes of this Section 8, the term Company includes the Company and all other persons or entities that control, are controlled by or are under common control with the Company (“Affiliates”).

8.1     Definitions.  “Any Capacity” includes, without limitation, to (i) be an owner, founder, shareholder, partner, member, advisor, director, consultant, contractor, agent, employee, affiliate or co-venturer, (ii) otherwise invest, engage or participate in, (iii) be compensated by or (iv) prepare to be or do any of the foregoing or assist any third party to do so; provided, any Capacity will not include being a holder of less than one percent (1%) of the outstanding equity of a public company.

8.2     During the term of this Agreement, Adviser will not directly or indirectly:  (i) Cause any person to leave their employment with the Company; or (ii) act in Any Capacity in or with respect to any commercial activity which competes or is reasonably likely to compete with any business that the Company conducts, or demonstrably anticipates conducting.

8.3    For the period of one year immediately following termination of this Agreement, Adviser will not directly or indirectly Cause any person to leave their employment with the Company. In addition, for a period with no time limitation, Adviser will not engage in any activity that involves the use or disclosure of Proprietary Information.

8.4    Adviser understands that the restrictions set forth in Sections 7 and 8 are intended to protect the Company's interest in its Proprietary Information and established relationships and goodwill with employees and agrees that such restrictions are reasonable and appropriate for this purpose.

9.No Conflicts. The Adviser represents and warrants to the Company that the Adviser is free to enter into this Agreement and the services to be provided pursuant to this Agreement are not in conflict with any other contractual or other obligation to which Adviser is bound.

10.Notices. All notices and other communications must be in writing and delivered to the person designated below by (a) email or (b) nationally or internationally recognized courier service or postal service, return receipt requested. Such notices will be deemed effective when received or, in the case of email notices, when the recipient acknowledges having received the email (with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this Section). Notices and communications will be sent to the address last specified to the other party in writing.

11.Parties in Interest. This Agreement is made solely for the benefit of the Adviser and the Company, its shareholders, directors, and officers. No other person shall acquire or have any right under or by virtue of this Agreement.

12.Entire Agreement; Amendments; Severability; Counterparts. This Agreement constitutes the entire agreement and understanding of the parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth in this Agreement. No provision of this Agreement may be amended, modified, or waived, except in a writing signed by the parties. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, and if any restriction in this Agreement is found by a court to be unreasonable or unenforceable, then such court may amend or modify the restriction so it can be enforced to the fullest extent permitted by law. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement. This Agreement may be executed by electronic signature in any number of counterparts, each of which together shall constitute one and the same instrument.

13.Applicable Law; Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of New York. Any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the New York including its statutes of limitations, without giving effect to any conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Any action arising out of this agreement shall be brought exclusively in a court of competent jurisdiction located in New York, New York.

14.Authority. This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Adviser.

IN WITNESS HEREOF, this Agreement is entered into and executed by the parties as of the dates set forth below in the State of New York.

BuzzFeed, Inc.

By:     /s/ Marcela Martin
Name:     Marcela Martin
Title:    President
Date:    April 7, 2023

_/s/ Joan Amble______________________
Joan Amble
Date:    April 6, 2023